EXHIBIT 99.3
                                                        EXHIBIT A


                     STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT dated as of November 13, 1995 (this Agreement") between IMC Global Inc., a Delaware corporation ("Parent"), and The Vigoro Corporation, a Delaware corporation (the "Company").

          WHEREAS, Parent, Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company are concurrently entering into an Agreement and Plan of Merger dated as of November 13, 1995 (the "Merger Agreement"; capitalized terms used without definition herein have the meanings ascribed thereto in the Merger Agreement), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding Common Share, $.01 par value, of the Company ("Company Common Shares"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $1.00 par value, of Parent ("Parent Common Stock");

          WHEREAS, in connection with the execution and delivery of the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 3,959,330 authorized and unissued Company Common Shares upon the terms and subject to the conditions hereinafter set forth; and

          WHEREAS, in order to induce Parent and Sub to enter into the Merger Agreement and to consummate the Merger, the Company desires to grant to Parent the requested option;

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties hereto agree as follows:

          1. The Option; Exercise; Adjustments. (a) Upon the terms and subject to the conditions herein set forth, the Company hereby grants to Parent an irrevocable option (the "Option") to purchase up to 3,959,330 authorized and unissued Company Common Shares (the "Optioned Shares") at the purchase price per Optioned Share specified in Section
3. Subject to the conditions set forth in Section 2, the Option may be exercised by Parent, in whole at any time or in part from time to time, after the date hereof and prior to the termination of the Option in accordance with Section 19. In the event Parent shall elect to exercise the Option, in whole or in part, Parent shall send written notice to the Company (an "Option Exercise Notice") specifying the total number of Optioned Shares Parent elects to purchase and a date (which shall not be later than 20 business days nor earlier than two business days after the date such Option Exercise Notice is given) for the closing of such purchase (a "Closing Date"). Parent may revoke any such election at any time prior to the specified Closing Date by written notice to the Company.
1. (b) In the event of any change in the number of issued and outstanding Company Common Shares by reason of any stock dividend, stock split, combination of shares, reclassification, recapitalization, merger, consolidation, conversion, exchange of shares or exercise of rights or warrants, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or distribution of an extraordinary dividend payable in cash or securities) which would have the effect of diluting or otherwise adversely affecting Parent's rights and privileges under this Agreement, the number and kind of Optioned Shares and the consideration payable in respect of such Optioned Shares shall be appropriately adjusted to restore to Parent its rights, privileges and economic benefits under this Agreement. Without limiting the generality of the foregoing, in any such event, at the election of Parent, the Option shall represent the right to purchase, in lieu of the Optioned Shares, whatever securities, cash or other property the Optioned Shares would have been converted into or otherwise exchanged for, together with any securities, cash or other property which would have been distributed with respect to the Optioned Shares, had Parent acquired the Optioned Shares prior to such event and elected, to the fullest extent that it would have been permitted to do so, to receive all such securities, cash or other property.

          (c) In the event that Parent exercises the Option hereunder after the Company has paid Parent a fee (the "Fee") under Section 5.7(b), 5.7(c), 5.7(d) or 5.7(e) of the Merger Agreement, Parent shall at each closing hereunder, remit to the Company an amount, in cash, equal to the lesser of (i) the dollar amount by which the average of the per share closing prices on the New York Stock Exchange, Inc. ("NYSE") of the Company Common Shares (as reported in the New York Stock Exchange Composite Transactions) during the 20 consecutive trading days (or such fewer number of trading days after the date hereof, as the case may be) ending on the trading day prior to the date on which the exercise relating to such closing occurs exceeds the Exercise Price then in effect, multiplied by the number of Optioned Shares as to which the Option was then exercised (it being understood that the operation of this clause shall not reduce any Stock Option Gain Amount previously paid or credited to the Company) or (ii) the amount of the Fee paid to Parent; provided, however, that in the event of more than one exercise of the Option, the aggregate amount to be remitted to the Company pursuant to all exercises of the Option shall not exceed the amount of the Fee received.

               2. Conditions to Exercise of Option and Delivery of Optioned Shares. (a) Parent's right to exercise the Option is subject to the following conditions:

               (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States of America invalidating the grant or prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect;

               (ii) One or more of the following events shall occur on or after the date hereof and be continuing or Parent shall become aware on or after the date hereof that any of such events shall have occurred prior to the date hereof and which have not been previously disclosed publicly: (A) any person, corporation, partnership or other entity or group (such person, corporation, partnership or other entity or group being hereinafter referred to, singularly or collectively, as a "Person"), other than Parent or any of its Affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act") (or any group which shall include or may reasonably be deemed to include Parent or any of its Affiliates, a "Parent Group") shall acquire or become the beneficial owner of 30% or more of the outstanding Company Common Shares; (B) any new group (other than a Parent Group) shall be formed which, at the time of the formation thereof, shall beneficially own 30% or more of the outstanding Company Common Shares; (C) any Person (other than Parent or any of its Affiliates or any Parent Group) shall have commenced a tender or exchange offer for 30% or more of the then outstanding Company Common Shares or publicly announced any bona fide merger, consolidation or other business combination (involving 30% or more of then outstanding Company Common Shares or 30% or more of the equity interests in the surviving entity) with, or the acquisition of all or substantially all of the assets, of the Company, or any other similar business combination involving the Company; (D) the Company shall enter into, or shall announce that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger, consolidation or other business combination (involving 30% or more of then outstanding Company Common Shares or 30% or more of the equity interests in the surviving entity) involving the Company or a "significant subsidiary" (as defined in Rule 1.02(v) of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the properties, assets or business of, the Company or a significant subsidiary of the Company (other than the transactions permitted by Section 4.1(b) of the Merger Agreement); or
(E) any Person (other than Parent or any of its Affiliates or any Parent Group) shall be granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of Company Common Shares which, together with all Company Common Shares beneficially owned by such Person, shall result or would result in such Person being the beneficial owner of 30% or more of the outstanding Company Common Shares. For purposes of this subparagraph (ii), the terms "group" and "beneficial owner" shall have the meaning attributed thereto for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

               (iii) Parent shall not be in material breach of the Merger Agreement.

               (b) Parent's obligation to purchase Optioned Shares after the exercise of the Option, in whole or in part, and the Company's obligation to deliver such Optioned Shares, are subject to the conditions that:

               (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States of America prohibiting the delivery of such Optioned Shares shall be in effect;

               (ii) The purchase of such Optioned Shares shall not violate Rule 10b-13 under the Exchange Act; and

               (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

               3. Exercise Price for Optioned Shares. At any Closing Date, the Company shall deliver to Parent a certificate or certificates representing the Optioned Shares then being purchased in the denominations designated by Parent in its applicable Option Exercise Notice, and Parent shall purchase such Optioned Shares from the Company at a price per Optioned Share equal to $57.21 (the "Exercise Price"), payable in Parent Common Stock and/or cash, at Parent's option, as specified in such Option Exercise Notice. Any cash payment by Parent shall be made by wire transfer of immediately available funds to a bank in the United States of America designated in writing by the Company or by check payable in immediately available funds. Any payment in Parent Common Stock shall be valued on the basis of the average of the per share closing prices on the NYSE of Parent Common Stock (as reported in the New York Stock Exchange Composite Transactions) during the 20 consecutive trading days ending on the third trading day preceding the applicable Closing Date. Any payment in Parent Common Stock shall be made by delivery of a certificate or certificates representing the Parent Common Stock then being delivered in respect of such payment in the denominations designated by the Company. After payment of the Exercise Price for the Optioned Shares covered by any Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in such Option Exercise Notice as of the date such Option Exercise Notice is given to the Company. Any Parent Common Stock delivered in respect of such payment shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

               4. Representations and Warranties of the Company. The Company represents and warrants to Parent that: (a) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery hereof by Parent and the validity and binding effect hereof on Parent) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms; (b) the Company has taken all necessary corporate action to reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and will, as soon as practicable after the issuance thereof, have been listed on the NYSE; and (c) except as otherwise required by the HSR Act, except for other routine filings and except as required by Section 8 or as set forth in the Merger Agreement, including the Company Letter, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and compliance with the provisions hereof will not, require the consent, approval or authorization of, or any filing or registration with, any governmental authority or other person and will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under: (i) any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organization documents or by-laws of any of its subsidiaries; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.


               5. Representations and Warranties of Parent. Parent represents and warrants to the Company that: (a) the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and this Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery hereof by the Company and the validity and binding effect hereof on the Company) constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms; and (b) Parent is acquiring the Option and, if and to the extent that it exercises the Option, will be acquiring the Optioned Shares issuable upon such exercise for its own account and not with a view to the distribution or resale thereof in a manner which would be in violation of the Securities Act and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration under the Securities Act or a valid exemption from registration under the Securities Act. A legend to such effect may be inscribed on all certificates representing the Optioned Shares.

               6. Closing. Any closing hereunder shall take place on the Closing Date specified by Parent in the applicable Option Exercise Notice at 10:00 A.M., local time, or on the first business day thereafter on which all of the conditions specified in Section 2 are satisfied, at the principal office of the Company, or at such other time and place as the parties hereto may agree.

               7. Listing of Optioned Shares; HSR Filing. The Company shall promptly file an application to list on the NYSE, upon official notice of issuance, any Optioned Shares issued hereunder and shall use its reasonable best efforts to obtain approval of such listing; provided, however, that if the Company shall be unable to effect such listing on the NYSE by any Closing Date, the Company shall nevertheless be obligated to deliver Optioned Shares upon such Closing Date. In addition, the Company shall use its reasonable best efforts to effect promptly all necessary filings by the Company under the HSR Act.

               8. Parent Registration Rights. (a) If at any time within three years after the latest Closing Date the Company shall file under the Securities Act any registration statement (other than a registration statement on Form S-4, Form S-8 or any successor form) covering Company Common Shares or Other Securities (as hereinafter defined) for its own account or for the account of any holder of Company Common Shares or Other Securities, the Company shall permit Parent to include in such registration statement any or all of the Optioned Shares (or, in the case of any adjustment pursuant to Section 1(b), the other securities (the "Other Securities") issuable upon exercise of the Option) which have been or are to be acquired upon the exercise of the Option; provided, however, that if the managing underwriters in any proposed registered public offering shall advise the Company that, in their opinion, the number of Optioned Shares (and/or Other Securities, if applicable) to be included in such registration statement at the request of Parent exceeds the number of Company Common Shares (and/or Other Securities, if applicable) which can be sold in such offering, the Company may exclude from such registration statement all or any portion, as appropriate, of the Optioned Shares (and/or Other Securities, if applicable) requested to be included by Parent.

               (b) At any time within three years after the latest Closing Date, upon the request of Parent, the Company shall promptly file and use its reasonable best efforts to cause to be declared effective a registration statement under the Securities Act (and all applicable state securities laws) with respect to any or all of the Optioned Shares (and/or Other Securities, if applicable) which have been or are to be acquired upon the exercise of the Option and to cause such registration statement to remain effective for a period of not less than 30 days thereafter (or any shorter period within which all of the Optioned Shares (and/or Other Securities, if applicable) covered by such registration statement shall have been sold or withdrawn from sale or longer period required by any underwriting agreement pursuant to
Section 8(e)); provided, however, that the Company shall not be required to have declared effective more than two registration statements pursuant to this paragraph (b) (and not more than one in any consecutive 12-months' period) and shall be entitled to delay the effectiveness of any such registration statement if the commencement of the offering contemplated thereby would, in the good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities by the Company.

               (c) In connection with any registration of the Optioned Shares pursuant to Section 8(a) or 8(b), the Company shall indemnify and hold harmless Parent, its Affiliates, any underwriters involved in the sale of Optioned Shares and their respective controlling persons, directors, officers, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment or settlement and fees and disbursements of counsel and accountants) arising out of or based upon any untrue statement or alleged untrue statement contained in, or any omission or alleged omission from, each registration statement (and any related prospectus) relating to any such registration; provided, however, that the Company shall not be liable in any such case to Parent or any such Affiliate, controlling person, director, officer, agent or representative to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement (or any related prospectus) in reliance upon, and in conformity with, written information with respect to Parent or any such Affiliate, controlling person, director, officer, agent or representative furnished by Parent to the Company for use in the preparation of such registration statement.

               (d)  Any registration effected in accordance with this
Section 8 shall be at the Company's expense, except for underwriting discounts and commissions and the fees and disbursements of counsel to Parent.

               (e) At the request of Parent, Company shall enter into an underwriting agreement with such underwriter or underwriters (or their representative or representatives) designated by Parent and reasonably acceptable to Company providing for the offer and sale of the Optioned Shares and containing terms and conditions customary in secondary offerings of common stock of issuers comparable to the Company on the registration form utilized for such offering. The Company shall cooperate with Parent and such underwriter(s) or representative(s), and will permit them and their respective counsel and representative(s) to make such "due diligence" investigation to be made of its business, properties, financial condition, results and affairs as they shall reasonably request, in connection with the registration, offer and sale of the Optioned Shares.

               9. Company Registration Rights. (a) If Parent delivers any shares of Parent Common Stock in payment for Optioned Shares upon the exercise of the Option, in whole or in part, and Parent within three years after the latest Closing Date at which shares of Parent Common Stock are delivered files under the Securities Act any registration statement (other than a registration statement on Form S-4, Form S-8 or any successor form) covering shares of Parent Common Stock for its own account or for the account of any stockholder of Parent, Parent will permit the Company to include in such registration statement any or all of the shares of Parent Common Stock so acquired; provided, however, that if the managing underwriters in any proposed registered public offering shall advise Parent that, in their opinion, the number of shares of Parent Common Stock to be included in such registration statement at the request of the Company exceeds the number of shares which can be sold in such offering, Parent may exclude from such registration statement all or any portion, as appropriate, of the shares of Parent Common Stock requested to be included by the Company.

               (b) At any time within three years after the latest Closing Date at which shares of Parent Common Stock are delivered, upon the request of the Company, Parent shall promptly file and use its reasonable best efforts to cause to be declared effective a registration statement under the Securities Act (and all applicable state securities laws) with respect to any or all of the shares of Parent Common Stock acquired in payment for Optioned Shares upon the exercise of the Option, in whole or in part, and to cause such registration statement to remain effective for a period of not less than 30 days thereafter (or any shorter period within which the shares of Parent Common Stock covered by such registration statement shall have been sold or withdrawn from sale or longer period required by any underwriting agreement pursuant to Section 9(e)); provided, however, that Parent shall not be required to have declared effective more than two registration statements pursuant to this paragraph (b) (and not more than one in any consecutive 12-months' period) and shall be entitled to delay the effectiveness of any such registration statement if the commencement of the offering contemplated thereby would, in the good faith judgment of the Board of Directors of Parent, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities by Parent.

               (c) In connection with any registration of shares of Parent Common Stock pursuant to Section 9(a) or 9(b), Parent shall indemnify and hold harmless the Company, its Affiliates, any underwriters involved in the sale of Optioned Shares and their respective controlling persons, directors, officers, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment or settlement and fees and disbursements of counsel and accountants) arising out of or based upon any untrue statement or alleged untrue statement contained in, or any omission or alleged omission from, each registration statement (and any related prospectus) relating to any such registration; provided, however, that Parent shall not be liable in any such case to the Company or any such Affiliate, controlling person, director, officer, agent or representative to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement (or any related prospectus) in reliance upon, and in conformity with, written
information with respect to the Company   or any such Affiliate,
controlling person, director, officer, agent or representative furnished by the Company to Parent for use in the preparation of such registration statement.

               (d)  Any registration effected in accordance with this
Section 9 shall be at Parent's expense, except for underwriting discounts and commissions and the fees and disbursements of counsel to the Company.

               (e) At the request of Company, Parent shall enter into an underwriting agreement with such underwriter or underwriters (or their representative or representatives) designated by Company and reasonably acceptable to Parent providing for the offer and sale of the Parent Common Stock and containing terms and conditions customary in secondary offerings of common stock of issuers comparable to Parent on the registration form utilized for such offering. Parent shall cooperate with Company and such underwriter(s) or representative(s), and will permit them and their respective counsel and representative(s) to make such "due diligence" investigation to be made of its business, properties, financial condition, results and affairs as they shall reasonably request, in connection with the registration, offer and sale of the Parent Common Stock.

               10. Expenses. Each party hereto shall pay its own expenses in connection with this Agreement, except as otherwise provided in Sections 8 and 9.

               11. Further Assurances. The Company and Parent shall execute and deliver all such further documents and instruments and take all such further action as may be necessary, desirable or proper in order to consummate the transactions contemplated hereby.

               12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being sent by overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the other party hereto at the following addresses (or at such other address for any party as shall be specified by like notice):

               (a)  if to Parent, to

                         IMC Global Inc.
                         2100 Sanders Road
                         Northbrook, Illinois  60062
                         Attention: Marschall I. Smith
                                    Senior Vice President and
                                       General Counsel
                         Facsimile:  (708) 205-4894

                    with a copy to:

                         Sidley & Austin
                         One First National Plaza
                         Chicago, Illinois  60603
                         Attention:  Thomas A. Cole and
                                     Larry A. Barden
                         Facsimile:  (312) 853-7036

               (b)  if to the Company, to

                         The Vigoro Corporation
                         225 North Michigan Avenue, Suite 2500
                         Chicago, Illinois  60601
                         Attention:  Robert E. Fowler, Jr.
                                     President
                         Facsimile:  (312) 819-2027

                    with a copy to:

                         Altheimer & Gray
                         10 South Wacker Drive
                         Chicago, Illinois 60606
                         Attention:  Norman M. Gold
                         Facsimile:  (312) 715-4800

               13. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when a counterpart shall have been signed by each of the parties hereto and delivered to the other party.

               15. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement, the Company Letter, the Parent Letter and the Confidentiality Agreements (and the schedules and attachments to the foregoing) constitute the entire agreement of the parties hereto and thereto and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof and thereof. This Agreement, except for the provisions of Sections 8(c) and 9(c), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such state.

               17. Assignment. Neither this Agreement or the Option nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Parent, in its sole discretion, may assign any or all of its rights, interests and obligations (other than its obligations under Section 9) hereunder or thereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder or thereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

               18. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby and by the Merger Agreement are not affected in any manner materially adverse to either party hereto. Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and by the Merger Agreement may be consummated as originally contemplated to the fullest extent possible.

               19. Termination. The Option shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the 135th day after the termination of the Merger Agreement in accordance with its terms; provided, however, that no such termination shall affect any of the rights of Parent or its successors or assigns in respect of any previous exercise of the Option or the acquisition of Optioned Shares pursuant to any such exercise, nor shall any such termination affect any of the rights of the Company under Section 9 hereof.

               20. Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which either party may be entitled at law or in equity.


               IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed and attested by their respective officers thereunto duly authorized, all as of the date first written above.

                                   THE VIGORO CORPORATION


                                   By: /s/ Joseph P. Sullivan

                                      Joseph P. Sullivan
                                      Chairman of the Board


     Attest: /s/ Robert E. Fowler, Jr.

            Robert E. Fowler, Jr.
            President and Chief Executive
               Officer




                                   IMC GLOBAL INC.



                                   By: /s/ Wendell F. Bueche

                                      Wendell F. Bueche
                                      Chairman and Chief Executive
                                        Officer


     Attest: /s/ Marschall I. Smith

            Marschall I. Smith
            Senior Vice President and
          General Counsel